Exhibit 21
BLACK HILLS CORPORATION SUBSIDIARIES
December 31, 2021

	Subsidiary Name	State of Origin
1.	Black Hills Colorado Electric, LLC *	Delaware
2.	Black Hills Colorado Gas, Inc. *	Colorado
3.	Black Hills Colorado IPP, LLC *	South Dakota
4.	Black Hills Colorado Wind, LLC	Delaware
5.	Black Hills Electric Generation, LLC *	South Dakota
6.	Black Hills Energy Arkansas, Inc. *	Arkansas
7.	Black Hills Energy Services Company *	Colorado
8.	Black Hills Exploration and Production, Inc. *	Wyoming
9.	Black Hills Gas, Inc.	Delaware
10.	Black Hills Gas, LLC	Delaware
12.	Black Hills Gas Holdings, LLC	Delaware
13.	Black Hills Gas Parent Holdings II, Inc.	Delaware
14.	Black Hills Gas Resources, Inc. *	Colorado
15.	Black Hills/Iowa Gas Utility Company, LLC *	Delaware
16.	Black Hills/Kansas Gas Utility Company, LLC *	Kansas
17.	Black Hills Nebraska Gas, LLC *	Delaware
18.	Black Hills Non-regulated Holdings, LLC	South Dakota
19.	Black Hills Plateau Production, LLC *	Delaware
20.	Black Hills Power, Inc. *	South Dakota
21.	Black Hills Service Company, LLC *	South Dakota
22.	Black Hills Shoshone Pipeline, LLC *	Wyoming
23.	Black Hills Utility Holdings, Inc. *	South Dakota
24.	Black Hills Wyoming, LLC	Wyoming
25.	Black Hills Wyoming Gas, LLC *	Wyoming
26.	Cheyenne Light, Fuel and Power Company *	Wyoming
27.	Mallon Oil Company, Sucursal Costa Rica	Costa Rica
28.	N780BH, LLC	South Dakota
29.	Northern Iowa Windpower, LLC	Delaware
30.	Rocky Mountain Natural Gas LLC *	Colorado
31.	Wyodak Resources Development Corp. *	Delaware

* doing business as Black Hills Energy